SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2007

WHEELING-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50300	55-0309927
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Wheeling-Pittsburgh Corporation (the “Company”) entered into the Fourth Amendment and Consent, dated October 31, 2007 (the “Fourth Amendment”), to the Amended and Restated Revolving Loan Agreement, as of July 8, 2005 (the “Revolving Loan Agreement”), by and among the Company, Wheeling-Pittsburgh Corporation, the Lenders signatory thereto from time to time, and General Electric Capital Corporation, as administrative agent.

The Fourth Amendment provides for, among other things, access to up to $10.0 million of additional borrowing availability which would otherwise be required to be reserved under the terms of the Revolving Loan Agreement, provided that there is sufficient excess collateral to support such borrowings. Such additional access is available until December 14, 2007 or 5 business days from the completion of the business combination with Esmark Incorporated (“Esmark”), whichever occurs first. The Fourth Amendment also provides authorization for the Company to consummate the Esmark transaction, provided that the transaction occurs on or prior to November 30, 2007 and requires that substantially all net proceeds from the purchase and put rights features of the combination be used to repay the Revolving Loan Agreement. Upon completion of such transaction, the termination date for the commitments of the Lenders under the Revolving Loan Agreement will be reset to December 31, 2007.

The foregoing is a summary of the material terms and conditions of the Fourth Amendment and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Fourth Amendment attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description

10.1	Fourth Amendment and Consent, dated as of October 31, 2007, to Amended and Restated Revolving Loan Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION

By:	/s/ David A. Luptak
David A. Luptak Executive Vice President, General Counsel and Secretary

Dated: November 5, 2007